NOTICE OF REDEMPTION

THE INTERPUBLIC GROUP OF COMPANIES, INC.
4.25% Notes due 2023
CUSIP Nos. 460690 BA 7 and 460690 AZ 3
ISIN Nos. US460690BA73 and US460690AZ34

NOTICE IS HEREBY GIVEN, pursuant to Article 11 of the indenture dated as of November 15, 2006 (the “Base Indenture”) and Section 2.02 of the first supplemental indenture dated as of November 15, 2006 (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”) between The Interpublic Group of Companies, Inc. (the “Company”), The Bank of New York Mellon as trustee (the “Trustee”) and the 4.25% Convertible Senior Notes due 2023 (the “Notes”), that the Company will redeem all of the outstanding Notes on March 26, 2012 (the “Redemption Date”) at a price (the “Redemption Price”) equal to $1,000 per $1,000 principal amount of the Notes plus accrued and unpaid interest up to, but excluding, the Redemption Date.  We expect the interest to accrue from the most recent Interest Payment Date, March 15, 2012, up to, but excluding, March 26, 2012.  Holders of the Notes may convert their Notes into shares of Interpublic common stock at a conversion rate of 82.4612 common shares per $1,000 principal amount of Notes until the close of business on March 23, 2012 by complying with the procedures in paragraph 9 of the Notes.  Holders also have the right to require the Company to purchase the Notes until 11:59 p.m. on March 14, 2012, as described in the Company Notice dated February 15, 2012.  The principal amount of the Notes outstanding is $400,000,000.

On the Redemption Date, the Redemption Price will become due and payable. Interest on the Notes will cease to accrue on and after the Redemption Date, and unless the Company defaults in making payment of such Redemption Price, the only remaining right of the Holder will be to receive payment of the Redemption Price upon presentation and surrender to the Trustee, as Paying Agent for the Notes.  Payment of the Redemption Price plus accrued interest will be made upon presentation and surrender of the Notes by mail or hand delivery to:

By Mail	By Hand Only	By Express Delivery Only
The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Redemption Unit	The Bank of New York Mellon Global Corporate Trust Corporate Trust Window 101 Barclay Street, 1st Floor East New York, NY 10286	The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Redemption Unit

NOTICE:  The Trustee will withhold under the United States backup withholding rules 28% of any payment that is made upon redemption of a Note unless the holder, when presenting the Notes, delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

The Paying Agent will also act as Conversion Agent for the Notes.

The Interpublic Group of Companies, Inc.
By:   The Bank of New York Mellon,
         as Trustee
Dated: As of February 24, 2012

The CUSIP numbers have been assigned to this issue by organizations not affiliated with the Issuer or the Trustee and are included solely for the convenience of the noteholders.  Neither the Issuer nor the Trustee shall be responsible for the selection or use of these CUSIP numbers, nor is any representation made as to the correctness of the same on the notes or as indicated in this Notice of Redemption.